Exhibit 99.1

FOR IMMEDIATE RELEASE

NovaDel Announces $7 Million Private Placement

Flemington, NJ, May 27, 2005 - NovaDel Pharma Inc. (AMX: NVD) announced today that on May 26, 2005 it completed the sale of common stock and warrants in a private placement to selected institutional and accredited investors for approximately $7 million in gross proceeds. The financing was led by ProQuest Investments and included the Caisse de dépôt et placement du Québec and others.

Under the terms of the financing, NovaDel sold approximately 6.7 million shares of common stock at $1.05 per share and granted the investors warrants to purchase approximately 2.4 million shares of common stock at an exercise price equal to $1.30 per share. The warrants are exercisable for a five-year period commencing upon the six month anniversary of the closing date of the offering. NovaDel generated net proceeds equal to approximately $6.3 million after payment of placement agent fees and related expenses.
Gary A. Shangold, M.D., President and Chief Executive Officer of NovaDel, commented on the transaction, “We are very pleased to have consummated this financing, and are also pleased with the addition of ProQuest Investments to our shareholder base. We believe that it represents a major vote of confidence in our lingual spray technology and our ability to execute our business plan. The additional funds will allow us to advance the clinical development of our un-partnered proprietary lingual spray products, toward pivotal trials and NDA submissions under 505(b)(2).”

The securities were offered to accredited investors in reliance on an exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”). The offering has not been registered under the Securities Act or any state securities or “blue sky” laws and the shares may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. NovaDel agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the resale of the shares purchased and shares issuable upon exercise of the warrants, as well as warrants issued to the placement agent in connection with the transaction.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy shares or warrants.

About NovaDel Pharma Inc.
NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The Company’s proprietary lingual spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMX: NVD), visit our website at http://www.NovaDel.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:

NovaDel Pharma Inc. Contact:	Investor Contact:
Michael Spicer	Christie Mazurek/John Nesbett
Chief Financial Officer	Media Contact:
(908) 782-3431 ext. 2550	Janet Vasquez
The Investor Relations Group
(212) 825-3210